Exhibit 99.1

FOR IMMEDIATE RELEASE

DEPARTMENT OF DEFENSE AWARDS CLEVELAND BIOLABS
CONTRACT FOR CBLB502 FULLY VALUED AT $45 MILLION

Buffalo, NY — September 17, 2010 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that it was awarded a $45 million contract (including options), from the United States Department of Defense (DoD) Chemical Biological and Medical Systems (CBMS) Medical Identification and Treatment Systems (MITS) to develop and stockpile CBLB502 as a medical radiation countermeasure.

Under the terms of the contract, the CBMS-MITS will initiate  funding for  Cleveland BioLabs’  advanced development of CBLB502 through Food and Drug Administration (FDA) approval in the amount of $14.8 million (including options).  Upon FDA licensure, the contract provides options for the purchase of $30,000,000 worth of CBLB502 troop equivalent doses.

The DoD selected CBLB502 under a best value  acquisition as part of an open and competitive solicitation with pre-specified criteria that included safety and efficacy data, manufacturing capacity, soundness of the development plan, and proposed schedule.

Michael Fonstein, Ph.D., Chief Executive Officer and President of Cleveland BioLabs stated, “This contract reflects our successful collaboration with the CBMS-MITS over the past two years and their evaluation of CBLB502’s potential safety and efficacy as a radiation countermeasure suitable for the armed forces’ needs.  We view this initial commitment as the first potential commercial validation of CBLB502 and the beginning of our shift from development to procurement.  We continue to advance CBLB502 towards FDA licensure and believe that CBLB502 will play a significant role in domestic and global biodefense preparedness.”

 Licensure  of CBLB502 will  protect the warfighter from the effects of lethal doses of total body irradiation following a radiation disaster and decrease incapacitation from radiation in order to maintain military operations.

In July, CBLB502 was granted fast track status from the FDA for reducing the risk of death following total body irradiation during or after radiation disaster.  There is currently no FDA approved medical countermeasure to reduce the risk of death following a lethal dose of total body irradiation.

About CBLB502
CBLB502 is a derivative of a microbial protein that potentially reduces injury from acute stresses, such as radiation and chemotherapy, by mobilizing several natural cell protective mechanisms, including inhibition of programmed cell death (apoptosis), reduction of oxidative damage and induction of regeneration-promoting cytokines.

CBLB502 is being developed by Cleveland BioLabs under the FDA’s Animal Efficacy Rule to treat ARS or radiation poisoning from any exposure to radiation such as a nuclear or radiological weapon / dirty bomb, or from a nuclear accident.  This approval pathway requires demonstration of efficacy in representative animal models and safety, pharmacokinetic, pharmacodynamic and biomarker testing in healthy human volunteers.

Evidence of CBLB502's mechanism of action and activity in animal models was published in Science Magazine in April 2008 (Science, 2008, vol. 320, pp. 226-230).  Data from 50 human subjects in an initial Phase I safety and tolerability study indicated that CBLB502 was well tolerated and that normalized biomarker results corresponded to previously demonstrated activity in animal models of ARS.  Dosing of 100 subjects in a second human safety study for CBLB502 was completed in May.  Analysis of safety and biomarker data from this study is ongoing.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

Media Contact:
Ivette Almeida
Grayling
T: (646) 284-9455
E: Ivette.almeida@grayling.com